                   P. H. GLATFELTER COMPANY AND SUBSIDIARIES
                   =========================================
                      Computation of Net Income Per Share
                                                                      EXHIBIT 11

                                                               For the 3 Months Ended            For the 6 Months Ended
                                                             6/30/96          6/30/95          6/30/96          6/30/95
                                                           -----------      -----------      -----------      -----------
Weighted average number of common and common
  share equivalents:
      Common Shares:
         Shares outstanding, beginning of period...         42,718,608       44,253,341       43,435,312       44,199,829

         Less shares purchased for treasury........           (105,965)(1)      (77,544)(2)     (633,195)(1)      (38,986)(2)

         Shares issued:
           Employee Stock Purchase Plans............               678 (3)          518 (4)       11,634 (3)       26,397 (4)
           Key Employee Long-Term Incentive Plan....               514 (5)            1 (6)        2,524 (5)        1,690 (6)
           401(k) Plan..............................             5,355 (7)            -           18,891 (7)            -
           Restricted Common Stock Award Plan.......            48,393 (8)            -           24,196 (8)            -
                                                           -----------      -----------      -----------      -----------
             Total...................................       42,667,583       44,176,316       42,859,362       44,188,930
         Common share equivalents applicable to
           outstanding stock awards and
           option grants............................           178,679 (9)      264,514 (9)      214,534 (9)      224,161 (9)
                                                           -----------      -----------      -----------      -----------
             Total...................................       42,846,262       44,440,830       43,073,896       44,413,091

  Net income..................................             $16,276,653      $19,024,754      $30,246,226      $31,538,839

  Net income per common share.................             $       .38      $       .43      $       .70      $       .71
                                                           ===========      ===========      ===========      ===========

 (1) Weighted average effect of 181,100 common shares repurchased in the second quarter of 1996 and 946,273 common shares repurchased in the first six months of 1996.
 (2) Weighted average effect of 235,600 common shares repurchased in the second quarter of 1995.
 (3) Weighted average effect of 20,562 common shares issued from treasury on June 28, 1996 and 42,432 common shares issued from treasury in the first six months of 1996.
 (4) Weighted average effect of 47,162 common shares issued from treasury on June 30, 1995 and 98,583 common shares issued from treasury in the first six months of 1995.
 (5) Weighted average effect of 955 common shares issued from treasury in the second quarter of 1996 and 4,131 common shares issued from treasury in the first six months of 1996.
 (6) Weighted average effect of 44 common shares issued from treasury in the second quarter of 1995 and 2,135 common shares issued from treasury in the first six months of 1995.
 (7) Weighted average effect of 14,908 common shares issued from treasury in the second quarter of 1996 and 38,331 common shares issued from treasury in the first six months of 1996.
 (8) Weighted average effect of 72,193 common shares issued from treasury on May 1, 1996.
 (9) Weighted average effect of shares subject to outstanding awards under the Registrant's 1988 Restricted Common Stock Award Plan and weighted average effect of shares issuable under the Registrant's 1992 Key Employee Long-Term Incentive Plan.

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